Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this amendment to the Offering Statement on Form 1-A/A of AWA Group LP of our report dated December 16, 2015, relating to our audit of the statement of financial condition, which is part of this Offering Statement, and to the reference to our firm under the captions "Issuer Information" and "Summary Information Regarding the Offering and Other Current or Proposed Offerings" in such Offering Statement.

/s/ RSM US LLP

Chicago, Illinois

January 21, 2016